                           OFFER TO PURCHASE FOR CASH
                        8,704,238 SHARES OF COMMON STOCK
                                       OF
                               BRC HOLDINGS, INC.
                                       AT
                              $19.00 NET PER SHARE
                                       BY
                          ACS ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                       AFFILIATED COMPUTER SERVICES, INC.

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 20, 1998, UNLESS THE
                               OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER 8,704,238 SHARES (APPROXIMATELY 51% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS) AND (II) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS.

    THE BOARD OF DIRECTORS OF BRC HOLDINGS, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.10 per share of the Company ("Shares") should either (i) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2, including the Notice of Guaranteed Delivery.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

October 23, 1998

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     -----
  Introduction................................................................................................             1
         1.    Terms of the Offer...............................................................................           2
         2.    Procedure for Tendering Shares...................................................................           4
         3.    Withdrawal Rights................................................................................           7
         4.    Acceptance for Payment and Payment for Shares....................................................           7
         5.    Certain United States Federal Income Tax Consequences............................................           8
         6.    Price Range of the Shares; Dividends on the Shares...............................................           9
         7.    Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the
                 Exchange Act...................................................................................          10
         8.    Certain Information Concerning the Company.......................................................          11
         9.    Certain Information Concerning the Purchaser and Parent..........................................          13
        10.    Source and Amount of Funds.......................................................................          15
        11.    Contacts with the Company; Background of the Offer...............................................          15
        12.    Purpose of the Offer; the Merger Agreement; the Stock Tender Agreement...........................          17
        13.    Dividends and Distributions......................................................................          25
        14.    Certain Conditions of the Offer..................................................................          25
        15.    Certain Legal Matters; Regulatory Matters........................................................          27
        16.    Fees and Expenses................................................................................          29
        17.    Miscellaneous....................................................................................          30
 Schedule I Directors and Executive Officers of Parent and the Purchaser......................................            31

To the Holders of Common Stock of BRC Holdings, Inc.:

                                  INTRODUCTION

    ACS Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Affiliated Computer Services, Inc., a Delaware corporation ("Parent"), hereby offers to purchase 8,704,238 shares of common stock, par value $.10 per share, of BRC Holdings, Inc., a Delaware corporation (the "Company"), at $19.00 per share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The outstanding shares of the Company's common stock, par value $.10 per share, are referred to herein collectively as "Shares" and individually as a "Share."

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of tendered Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of First City Transfer Company, which is acting as the Depositary (the "Depositary"), and D.F. King & Co., Inc. which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Donaldson, Lufkin & Jenrette Securities Corporation, the Company's financial advisor ("DLJ"), has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the $19.00 in cash to be offered to the holders of the Shares in each of the Offer and the Merger is fair to such holders, from a financial point of view. Such opinion, which sets forth the factors considered and the assumptions made by DLJ, is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER 8,704,238 SHARES (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14 HEREOF.

    If more than 8,704,238 Shares are validly tendered prior to the Expiration Date and not withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such tendered Shares for payment on a pro rata basis. See Section 1.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of October 19, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by (i) Parent, the Purchaser, the Company, or any direct or indirect subsidiary of Parent or the Company or (ii) stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). See Section 12.

    In connection with the execution of the Merger Agreement, Parent and Purchaser entered into a Stock Tender Agreement, dated as of October 19, 1998 (the "Stock Tender Agreement"), with Kathryn A.

Esping, individually and as Independent Executor of the Estate of P.E. Esping and as Director of the Esping Family Foundation, and with Paul Stoffel (collectively, the "Stock Tender Parties"). The Stock Tender Parties collectively own 2,968,350 Shares (not including 324,000 Shares issuable under presently exercisable options) or approximately 17.4% of the outstanding Shares on a fully diluted basis as of September 30, 1998. Pursuant to the Stock Tender Agreement, the Stock Tender Parties have agreed, so long as Parent, the Purchaser or the Company has not terminated the Merger Agreement in accordance with its terms, to validly tender pursuant to the Offer, and not withdraw, all Shares which are owned of record or beneficially by them prior to the Expiration Date (as defined herein). The Stock Tender Agreement is more fully described in
Section 12.

    The Merger Agreement provides that effective upon purchase and payment for the tendered Shares by the Purchaser, the Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this paragraph) and (ii) the percentage that the number of Shares owned by the Purchaser (including tendered Shares accepted for payment) bears to the total number of Shares outstanding on a fully diluted basis, and the Company shall take all action necessary to cause the Purchaser's designees to be elected or appointed to the Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of its incumbent directors. See Section 12.

    The Company has represented to the Purchaser and Parent that, as of September 30, 1998, there were 13,738,144 Shares issued and outstanding and 3,328,989 Shares reserved for issuance upon the exercise of outstanding stock options. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholders of the Company.

    The Merger Agreement and the Stock Tender Agreement are more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for 8,704,238 Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, November 20, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is subject to certain conditions set forth in Section 14, including satisfaction of the Minimum Condition and the expiration or termination of the waiting period applicable to the Purchaser's acquisition of tendered Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Section 14.

    In the event that more than 8,704,238 Shares (approximately 51% of the outstanding Shares on a fully diluted basis) are validly tendered prior to the Expiration Date and not withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchase of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not withdrawn.

    Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, the Purchaser would not expect to announce the final results of proration until approximately three Nasdaq National Market trading days after the Expiration Date. The Purchaser will announce the preliminary results of proration by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Depositary or the Information Agent, and also may be able to obtain such preliminary information from their brokers.

    Subject to the applicable rules and regulations of the Securities and Exchange Commission ("Commission") and the Merger Agreement, the Purchaser reserves the right to waive any other condition to the Offer in whole or in part in its sole discretion. In addition, subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right at any time and from time to time to modify or amend the terms of the Offer; provided that under the Merger Agreement the Purchaser has agreed that it will not, without the prior written consent of the Company, (1) decrease or change the form of consideration payable in the Offer, (2) decrease the number of Shares sought pursuant to the Offer, (3) impose additional conditions to the Offer, or
(4) change the conditions of the Offer (provided that Parent or the Purchaser in its sole discretion may waive any conditions to the Offer).

    In the Merger Agreement, the Purchaser has agreed, subject to the conditions in Section 14 and its rights under the Offer, to accept for payment tendered Shares as soon as practicable after the latest of (1) the date on which the waiting period under the HSR Act has expired or been terminated, (2) the date on which the conditions in Section 14 are fulfilled and there is no right to terminate the Offer under Section 14 (subject to Purchaser's rights to extend the Offer) and (3) the earliest date on which the Offer can expire under federal law. For a description of the Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see
Section 12.

    There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by the Merger Agreement). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of tendered Shares) is delayed in its acceptance for payment of or payment for tendered Shares or it is unable to pay for tendered Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such tendered Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for tendered Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

    VALID TENDER. For a stockholder validly to tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the

Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, which are subject to such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a firm that is a member of the Medallion Signature Guaranty Program or by any other "eligible guaranty institution" as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

        (1) such tender is made by or through an Eligible Institution;

        (2) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

        (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for tendered Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such tendered Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or Agent's Message in connection with a book-entry transfer, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for tendered Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE TENDERED SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after October 19, 1998. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such tendered Shares, the Purchaser must be able to exercise voting and other rights with respect to such tendered Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the

Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for 8,704,238 Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 as soon as practicable after the later of (1) the Expiration Date and (2) the satisfaction or waiver of the conditions set forth in Section 14. For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for tendered Shares or to delay acceptance for payment or payment for tendered Shares, see Section 14.

    In all cases, payment for tendered Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such tendered Shares (or timely Book-Entry Confirmation of a transfer of such tendered Shares as described in Section 2), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (3) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such tendered Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE

TENDERED SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If the Purchaser is delayed in its acceptance for payment of or payment for tendered Shares or is unable to accept for payment or pay for tendered Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

    If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender, proration or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    Sales of Shares pursuant to the Offer (and the receipt of the right to receive cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or to be received pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger).

    If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by a tendering individual stockholder will generally be taxed at a maximum federal marginal tax rate of 20%.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute From W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares are listed and traded on The Nasdaq National Market under the symbol "BRCP." The following table sets forth, for each of the periods indicated, the high and low last reported sales prices as published in financial sources. All prices have been adjusted for a one hundred percent stock dividend paid April 6, 1998 to stockholders of record as of March 20, 1998.

                                            SALES PRICE
                                         ------------------
                                          HIGH        LOW
                                         -------    -------
1996
  First Quarter......................... $19 3/4    $17 3/4
  Second Quarter........................  19 1/2     16 1/2
  Third Quarter.........................  18 1/2     14 3/4
  Fourth Quarter........................  26 7/8     17

1997
  First Quarter......................... $24 1/4    $16 1/2
  Second Quarter........................  18 1/2     13
  Third Quarter.........................  19 3/4     17 1/4
  Fourth Quarter........................  21 7/8     17

1998
  First Quarter......................... $21 5/8    $18 1/4
  Second Quarter........................  20 7/8     16 1/4
  Third Quarter.........................  20 1/2     14 1/2
  Fourth Quarter (through October 22,
    1998)...............................  18 17/32   14 1/2

    On October 16, 1998, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Shares was $16 1/4 per Share. On October 22, 1998, the last full day of trading before the commencement of the Offer, the reported closing sale price of the Shares was $18 7/16 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The Company has not paid cash dividends on the Shares since its inception and has no present plans to pay cash dividends on the Shares.

    Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside, make or pay any dividend or distribution on the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    Depending upon the Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of The Nasdaq National Market for continued listing and may, therefore, be delisted from such exchange, which requires that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 stockholders (or 300 stockholders holding round lots) and having net tangible assets of at least $1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the National Securities Dealers, Inc. (the "NASD") Nasdaq National Market with quotations published in The Nasdaq "additional list" or in one of the "local lists." However, if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if there are not at least two market makers for Shares, NASD rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting, and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. According to the Company, as of September 30, 1998, there were 13,738,144 Shares outstanding held of record by 1,814 holders (not including beneficial holders of Shares in street name).

    In the event the Shares no longer meet the requirements of the NASD for inclusion in any tier of The Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would depend, however, upon the number of holders of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated if the Shares are not listed on a national securities exchange and there are less than 300 holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholder action and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on a securities exchange or Nasdaq reporting.

    It is the current intention of Parent to deregister and delist the Shares after consummation of the Offer and the Merger.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    GENERAL. The Company is a Delaware corporation with its principal executive offices at 1111 West Mockingbird Lane, Suite 1400, Dallas, Texas 75247. According to the Company's Form 10-K for the fiscal year ended December 31, 1997 (the "Company Form 10-K"), the Company provides specialized information technology services primarily to local governments and healthcare institutions through three wholly owned subsidiaries: Business Records Corporation, Inc. ("BRC"), BRC Health Care, Inc. ("BRC Health Care") and The Pace Group ("The Pace Group"). Also according to the Company Form 10-K, the Company's products and services can be classified into four major categories: information systems and services, government records management, consulting services and millennium technology services.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Company Form 10-K, as well as the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1998, which are incorporated by reference herein. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                               BRC HOLDINGS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           SIX MONTHS ENDED
                                                               JUNE 30,             YEAR ENDED DECEMBER 31,
                                                         --------------------  ----------------------------------
                                                           1998       1997        1997        1996        1995
                                                         ---------  ---------  ----------  ----------  ----------
INCOME STATEMENT:
  Revenues.............................................  $  59,369  $  53,134  $  107,487  $  100,248  $  103,567
  Income (loss) from continuing operations.............      5,643      4,632       2,566      (5,612)     11,032
  Discontinued operations, net:
    Income (loss) from operations......................        984       (781)       (655)      4,246        (337)
    Gain on sale.......................................     --         --          18,339      --          --
      Net Income (loss)................................  $   6,627  $   3,851  $   20,250  $   (1,366) $   10,695
  Basic EPS:
    Income (loss) before discontinued
      operations.......................................  $    0.40  $    0.33  $     0.37  $    (0.85) $     1.74
    Income (loss) from discontinued
      operations.......................................       0.07      (0.06)       2.53(a)       0.64      (0.05)
  Diluted EPS:
    Income (loss) before discontinued
      operations.......................................  $    0.39  $    0.32  $     0.36  $    (0.85) $     1.68
    Income (loss) from discontinued
      operations.......................................       0.07      (0.05)       2.49(a)       0.64      (0.05)

------------------------

(a) Includes the gain on sale of the election business of $2.62 (Basic EPS) and $2.58 (Diluted EPS).

                                                                                AT JUNE
                                                                                  30,         AT DECEMBER 31,
                                                                               ----------  ----------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
BALANCE SHEET (AT END OF PERIOD):
  Working capital............................................................  $   83,192  $   34,851  $   60,361
  Total assets...............................................................     204,851     202,110  $  175,240
  Total long-term debt.......................................................          39         144          14
  Total shareholders' equity.................................................     179,131     167,428     154,196

    AVAILABLE INFORMATION. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and can be obtained electronically on the Commission's website at http://www.sec.gov. Such information should also be on file at The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

    PURCHASER. The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser are located at 2828 North Haskell, Dallas, Texas 75204. All outstanding shares of capital stock of the Purchaser are owned by Parent.

    PARENT. Parent, based at 2828 North Haskell, Dallas, Texas 75204, with offices throughout the United States and in Europe and Mexico, is a nationwide provider of information technology services and electronic commerce solutions. Parent's information technology services include data processing outsourcing, business process outsourcing and professional services and system integration. Parent provides services to customers with time-critical, transaction-intensive information processing needs.

    Parent provides data processing outsourcing services to a variety of customers nationwide, including retailers, healthcare providers, telecommunications companies, wholesale distributors, manufacturers, utilities, financial institutions and insurance companies. Parent's business process outsourcing services include complementary services such as conversion of data to suitable electronic or micro-graphic media, data storage and retrieval, high speed data capture, equipment and supply sales and marketing support. Its professional services include consulting, contract programming and technical support and network design and installation services. Parent's electronic commerce business consists primarily of the operation of a proprietary automated teller machine ("ATM") network consisting of ACS-owned ATMs as well as ATMs owned by third parties.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to Parent excerpted or derived from the information contained in Parent's Form 10-K for the year ended June 30, 1998, which is incorporated by reference herein. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                       AFFILIATED COMPUTER SERVICES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    YEAR ENDED JUNE 30,
                                                                          ---------------------------------------
                                                                               1998           1997        1996
                                                                          ---------------  ----------  ----------
INCOME STATEMENT:
  Revenues..............................................................  $  1,189,123     $  928,925  $  647,608
  Earnings from continuing operations...................................        54,422(1)      49,666      33,525
  Earnings per common share-basic.......................................          1.14(1)        1.08  $     0.88
  Earnings per common share-assuming dilution...........................  $       1.11(1)  $     1.05  $     0.85
  Weighted average shares outstanding-basic.............................        47,599         46,136      38,228
  Weighted average shares outstanding-assuming dilution.................        50,487         47,452      39,320

                                                                                          AT JUNE 30,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
BALANCE SHEET (AT END OF PERIOD):
  Working capital............................................................  $  198,118  $  110,866  $   79,929
  Total assets...............................................................     949,798     761,477     636,098
  Total long-term debt (less current portion)................................     234,848     130,680      57,208
  Cumulative redeemable preferred stock......................................      --          --           1,100
  Stockholders' equity.......................................................     503,670     427,481     363,204

------------------------

(1) Includes $12,974,000, $8,880,000 net of tax, or $.19 and $.18 per basic and diluted share, respectively, of merger costs incurred by Parent in connection with the merger of a wholly owned subsidiary of Parent with and into ACS Government Solutions Group, Inc. in December 1997.

    Except as described in this Offer to Purchase, neither the Purchaser nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as described in this Offer to Purchase, (1) there have not been any contracts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any to its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (2) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

    During the last five years none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I (a) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree of final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I.

    AVAILABLE INFORMATION. Parent is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Company in Section 8. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

10.  SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Purchaser to acquire the tendered Shares pursuant to the Offer, consummate the Merger and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $274 million. The Purchaser expects to obtain the funds required to consummate the Offer with funds provided through capital contributions or advances made by Parent, and the Merger through the use of cash and marketable securities held by the Company and, to the extent necessary, additional capital contributions or advances made by Parent.

    Parent expects to fund any necessary capital contributions or advances to the Purchaser through the use of a combination of (i) internally generated funds and (ii) borrowings under its existing bank credit facility.

    Pursuant to a $200 million Restated Credit Agreement dated June 30, 1996, among Parent, Wells Fargo Bank (Texas) N.A., as Agent, Bank One, Texas, N.A., as Co-Agent, and the other lenders that are parties thereto, as amended (the "Credit Agreement"), Parent may borrow up to an aggregate of $200 million for general corporate purposes on a revolving basis. As of September 30, 1998, Parent had $14 million in indebtedness outstanding under the Credit Agreement. The Credit Agreement expires in July 2000, and loans under the Credit Agreement bear interest at LIBOR plus 0.625%.

    It is anticipated that the indebtedness incurred by Parent in connection with the Offer and the Merger will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, funds generated by the Surviving Corporation and its subsidiaries) and through other sources which may include the proceeds of future bank financings, the public or private sale of debt or equity securities or a combination thereof. No decisions have been made, however, concerning the method Parent will employ to repay such indebtedness. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

11.  CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

    Parent has followed the business activities of the Company for some time, and at various times over the past few years senior executives of Parent have had discussions with the Company's senior executives regarding Parent's interest in exploring a possible business combination with the Company. In addition, Parent understands that, from time to time in the past, representatives of the Company, including Paul Stoffel and the late P.E. Esping, the former Chairman and CEO of the Company, contacted or were contacted by third parties and engaged in general, but limited, discussions regarding the possibility of a material business transaction involving the Company or a substantial portion of its assets. In some of these cases the Company entered into customary confidentiality and nondisclosure agreements with these third parties and provided some nonpublic information regarding the Company, its assets, financial condition and prospects. None of these discussions led to a proposal regarding the price, terms and structure of a transaction involving the Shares.

    During the period of July and August 1996, Parent and the Company discussed the possibility of a business combination. These discussions were terminated in September 1996 prior to any discussions regarding price or structure.

    No further discussions occurred between the parties until May 1998 when Paul Stoffel, a director of the Company, contacted Jeffrey A. Rich, President and Chief Operating Officer of Parent, regarding a possible meeting between the parties. Subsequently, Messrs. Stoffel and Rich met at Parent's offices where Messrs. Rich and Stoffel discussed the Company's business and the possibility of entering into a business combination. At the conclusion of the meeting, Mr. Stoffel suggested that Mr. Rich meet with Perry E. Esping, then Chairman and Chief Executive Officer of the Company.

    In late May 1998, Messrs. Esping, Stoffel and Rich met at Parent's offices. During the meeting, Mr. Esping discussed the Company's business and operations. Although no specific terms of a business combination were discussed during this meeting, it was agreed that Parent and the Company would enter into a Non-Disclosure Agreement and that the Company would provide Parent with various financial information regarding the Company.

    On June 15, 1998, Parent and the Company executed a Non-Disclosure Agreement. On June 17, 1998, Mr. Stoffel, Thomas E. Kiraly, Chief Financial Officer of the Company, and several representatives of Parent met at Parent's offices to review and discuss the Company's business and financial information.

    Over the next few weeks, Messrs. Rich and Stoffel had various telephone discussions regarding a possible business combination between Parent and the Company. During these conversations, Messrs. Rich and Stoffel generally discussed the continuing financial performance of the Company, management of the Company and various potential structures for a transaction.

    On July 6, 1998, representatives of Parent met with representatives of the Company, including several of the Company's operating managers to initiate due diligence. On July 9, 1998, Messrs. Rich and Stoffel held a meeting at Parent's offices at which Mr. Rich advised Mr. Stoffel that, based upon Parent's initial due diligence review, Parent was not interested in pursuing a transaction with the Company at that particular point. Thereafter, discussions between the parties ceased.

    On September 21, 1998, Mr. Stoffel, then Chairman of the Company, called Mr. Rich to arrange a meeting. On September 24, 1998, Messrs. Stoffel and Rich and John H. Rexford, Senior Vice President of Parent, met at Parent's offices. At the meeting, Mr. Stoffel suggested to Messrs. Rich and Rexford that Parent should reevaluate a potential acquisition of the Company. Mr. Stoffel briefly updated Messrs. Rich and Rexford on the Company's business and affairs, and at that meeting, Mr. Rich indicated that he would reevaluate the potential for a transaction.

    On October 1, 1998, Messrs. Rich and Rexford contacted Mr. Stoffel and proposed a cash purchase of $16.00 per share. Mr. Stoffel immediately rejected this proposal, and indicated that the Company would not be interested in pursuing a transaction at that price.

    On October 6, 1998, at the request of the Parent, Mr. Kiraly and several representatives of Parent met at Parent's offices to review and discuss the financial results and business prospects of the Company. Mr. Kiraly gave Parent's representatives an update on the financial performance of the Company, which included a detailed discussion of the operating results of each of the Company's divisions.

    On the afternoon of October 7, 1998, Mr. Rich asked to meet with Mr. Stoffel. At a meeting that evening, Mr. Rich proposed an offer of $18.00 per share and later, following negotiation, that offer was increased to $19.00 per share. Mr. Stoffel then agreed to submit the $19.00 per share proposal to the Company's Board of Directors. The next morning, following informal discussion with the Company's Board of Directors, Mr. Stoffel called Mr. Rexford and indicated that the Company's Board of Directors would support a cash purchase price of $19.00 per share subject to the negotiation of a definitive merger agreement.

    On October 9, 1998, Parent's counsel distributed a draft of the Merger Agreement to the Company's counsel. On October 12-14, 1998, meetings among the representatives of the Company and Parent, were held during which negotiations on the Merger Agreement were conducted and additional legal and financial due diligence regarding the Company was conducted by Parent. Negotiations with respect to the Merger Agreement addressed, among other things, the number of Shares to be purchased in the Offer, circumstances under which the termination fee would be payable, the amount of the termination fee, provisions imposing restrictions on the Company's ability to enter into a competing transaction, representations and warranties and conditions of the Offer.

    After these negotiations, Parent's counsel circulated a revised draft of the Merger Agreement on the evening of October 14, 1998, and on October 15, 1998, the negotiation of the Merger Agreement continued.

    On October 15, 1998, Parent's Board of Directors held a special meeting to discuss the proposed transaction. At the meeting, Parent's representatives reviewed the status of the proposed transaction, the results of Parent's due diligence review and the proposed terms of the Merger Agreement. At the conclusion of the meeting, Parent's Board of Directors unanimously approved the Offer, the Merger and the Merger Agreement and gave authority to Parent's representatives to finalize negotiations of the Merger Agreement.

    On October 16, 1998, the parties concluded their negotiations regarding the Merger Agreement, and over the weekend of October 17-18, 1998, finalized the Merger Agreement and the Stock Tender Agreement.

    On October 18, 1998, the Company's Board of Directors held a special meeting and discussed the terms of the Offer, the Merger and the Merger Agreement. At this meeting, DLJ delivered to the Company's Board of Directors its written opinion dated October 18, 1998 to the effect that, based upon and subject to the assumptions and limitations set forth therein, the consideration to be received by the holders of the Shares in each of the Offer and the Merger was fair to such holders from a financial point of view. The Company's Board of Directors then unanimously approved the Offer, the Merger and the Merger Agreement (subject to modifications by the appropriate officers of the Company), and determined that the terms of the Offer, the Merger and the Merger Agreement are fair to, and in the best interests of the stockholders of the Company. In addition, the Board of Directors of the Company determined to recommend that stockholders of the Company accept the proposed Offer and tender their Shares pursuant to the Offer.

    On October 19, 1998, Parent, the Purchaser, and the Company entered into the Merger Agreement, and Parent, the Purchaser and the Stock Tender Parties entered into the Stock Tender Agreement. Separate press releases announcing the transaction were issued by Parent and the Company before the opening of the U.S. stock markets on the morning of October 19, 1998.

    On October 23, 1998, Parent and the Purchaser commenced the Offer.

12.  PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCK TENDER AGREEMENT

    PURPOSE OF THE OFFER

    PURPOSE. The purpose of the Offer, the Merger and the Merger Agreement is to acquire control of and the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. Accordingly, the Shares will cease to be publicly traded and will no longer be quoted on The Nasdaq National Market.

    PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will continue without substantial change. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, management or dividend policy.

    Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current, definite plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

    The Merger Agreement provides that, commencing upon the purchase of the tendered Shares pursuant to the Offer, and from time to time thereafter, Parent will be entitled to designate directors to serve on the Board of Directors of the Company as described below under "The Merger Agreement-Board of Directors." The Merger Agreement also provides that the directors of the Purchaser at the effective time of the Merger will be the initial directors of the Company after the Merger.

    THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 filed by the Purchaser and Parent with the Commission in connection with the Offer (the "Tender Offer Statement") and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the making of the Offer by the Purchaser. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14. The Purchaser has agreed that, without the written consent of the Company, no change in the Offer may be made which changes the form of consideration to be paid or decreases the price per Share or the amount of Shares sought in the Offer or which imposes conditions to the Offer in addition to the Minimum Condition and those conditions described in Section 14.

    THE MERGER. The Merger Agreement provides that, following the purchase of tendered Shares pursuant to the Offer, the approval of the Merger Agreement by the stockholders of the Company and the satisfaction or waiver of the other conditions to the Merger, the Purchaser will be merged with and into the Company. The Merger shall become effective at such time as a certificate of merger or certificate of ownership and merger is filed with the Delaware Secretary of State or at such later time as is specified in such certificate of merger (the "Effective Time"). As a result of the Merger, all of the properties, rights, privileges and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

    At the Effective Time, (i) each issued and outstanding Share owned or held by Parent, the Purchaser, the Company or any direct or indirect subsidiary of Parent or the Company shall be canceled, and no payment shall be made with respect thereto; (ii) each share of common stock of the Purchaser then outstanding shall be converted into and become one share of common stock of the Surviving Corporation; and (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in (i) above and except for Shares held by any holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares ("Dissenting Shares") in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL"), be converted into the right to receive $19.00 in cash or any higher price per Share that may be paid pursuant to the Offer, without interest, less any required withholding taxes.

    The Merger Agreement provides that the certificate of incorporation of the Company and the bylaws of the Purchaser at the Effective Time will be the certificate of incorporation of the Surviving Corporation. The Merger Agreement also provides that the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

    RECOMMENDATION.  The Merger Agreement states that the Board of Directors has
(i) determined that the Offer and the Merger, taken together, are fair to the holders of the Shares as well as fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the Company's stockholders.

    INTERIM AGREEMENTS OF PARENT, THE PURCHASER AND THE COMPANY. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations according to its ordinary and usual course of business consistent with past practice; that neither the Company nor any of its subsidiaries will intentionally take or willfully omit to take any actions that results in or could reasonably be expected to result in, a Company Material Adverse Effect (as defined in the Merger Agreement); that the Company will use its reasonable best efforts to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees and consultants, and to maintain satisfactory relationships with customers, agents, suppliers, and other persons having business relationships with the Company or its subsidiaries. Pursuant to the Merger Agreement, without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement, neither the Company nor any of its subsidiaries will (a) issue, sell, or dispose of additional shares of capital stock of any class (including the Shares) of the Company or any of its subsidiaries, or securities convertible into or exchangeable for any such shares or securities, or any rights, warrants, or options to acquire any such shares or securities, other than Shares issued upon exercise of options disclosed pursuant to the Merger Agreement, in each case in accordance with the terms so disclosed; (b) redeem, purchase, or otherwise acquire, or propose to redeem, purchase, or otherwise acquire, any of its outstanding capital stock, or other securities of the Company or any of its subsidiaries; (c) split, combine, subdivide, or reclassify any of its capital stock or declare, set aside, make, or pay any dividend or distribution on any shares of its capital stock; (d) sell, pledge, dispose of, or encumber any of its assets, except for sales, pledges, dispositions, or encumbrances in the ordinary course of business consistent with past practices; (e) incur or modify any indebtedness or issue or sell any debt securities, or assume, guarantee, endorse, or otherwise as an accommodation become absolutely or contingently responsible for obligations of any other person, or make any loans or advances, other than in the ordinary course of business consistent with past practices;
(f) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, or other arrangements for the benefit or welfare of any director, officer, or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer, or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting or vesting of stock options or stock appreciation rights) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds, or other such arrangements or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing or make or agree to make any payments to any directors, officers, agents, contractors, or employees relating to a change or potential change in control of the Company; (g) acquire by merger, consolidation, or acquisition of stock or assets any corporation, partnership, or other business organization or division or make any investment either by purchase of stock or securities, contributions to capital (other than to wholly owned subsidiaries), property transfer, or purchase of any material amount of property or assets, in any other person; (h) adopt any amendments to their respective charters or bylaws or equivalent organizational documents, except as required by the Merger Agreement; (i) take any action other than in the ordinary course of business and consistent with past practices, to pay, discharge, settle, or satisfy any claim, liability, or obligation (absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise); (j) change any method of accounting or accounting practice used by the

Company or any of its subsidiaries, except for any change required by reason of a concurrent change in generally accepted accounting principles; (k) revalue in any respect any of its assets, including, without limitation, writing down the value of its portfolio or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices; (l) authorize any new capital expenditure; (m) make any tax election, settle or compromise any federal, state, or local tax liability or consent to the extension of time for the assessment or collection of any federal, state, or local tax; (n) settle or compromise any pending or threatened suit, action, or claim material to the Company and its subsidiaries taken as a whole or relevant to the transactions contemplated by this Agreement; (o) enter into any agreement, arrangement, or understanding to do any of the foregoing actions; (p) voluntarily take any action or willfully omit to take any action that could make any representation or warranty of the Company in the Merger Agreement untrue or incorrect in any material respect at any time, including as of the date of the Merger Agreement and as of the time of consummation of the Offer and the Effective Time, as if made as of such time.

    CONFIDENTIALITY. Pursuant to the Merger Agreement, Parent and the Purchaser will each hold and will each cause its consultants and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to Parent or the Purchaser in connection with the transactions contemplated by the Merger Agreement (except to the extent that such information can be shown to have been (i) previously known by Parent or the Purchaser from sources other than the Company, or its directors, officers, representatives or affiliates, (ii) in the public domain through no fault of Parent or the Purchaser or (iii) later lawfully acquired by Parent or the Purchaser from other sources who are not known by Parent or the Purchaser to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to Parent or the Purchaser by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with the Merger Agreement and the transactions contemplated thereby. Parent and the Purchaser will each be deemed to have satisfied its obligation to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information.

    NONSOLICITATION. The Merger Agreement provides that the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage (including by way of furnishing information) the initiation of any inquiries or proposals (each an "Acquisition Proposal") regarding a Third Party Acquisition (as defined below). Provided that nothing in the Merger Agreement shall prevent the Board of Directors if it determines in good faith, after consultation with, and the receipt of advice from, outside counsel, that it is required to do so in order to discharge properly its fiduciary duties, from considering, negotiating, approving and recommending to the stockholders of the Company an unsolicited bona fide written Acquisition Proposal which the Board of Directors determines in good faith (after consultation with its financial advisors and legal counsel) would result in a transaction more favorable to the Company's stockholders than the transaction contemplated by the Merger Agreement (any Acquisition Proposal meeting such criterion, being referred to as a "Superior Proposal"). Provided further that nothing in the Merger Agreement shall prohibit the Company from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to any other tender offers. The Company must promptly, but in no event later than 24 hours, notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent has to be made orally and in writing and must indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. If the Board of Directors receives a request for material nonpublic information by a party who makes an unsolicited bona fide Acquisition Proposal and the Board of Directors determines that such proposal, if consummated pursuant to its terms would be a Superior Proposal, then the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and Parent, provide such party with access to information regarding the Company. The Merger Agreement requires that the Company immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and the Purchaser) conducted before the date of the Merger Agreement with respect to any Acquisition Proposal, and the Company agreed not to release any third party from any confidentiality or standstill agreement to which the Company is a party. The Company also agreed to ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of these restrictions; and be responsible for any breach of this restriction by such bankers, advisors and representatives.

    ACCESS TO INFORMATION. Between the date hereof and the Effective Time, the Company will give Parent and the Purchaser and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and the Purchaser to make such inspections as Parent and the Purchaser may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Parent or the Purchaser may from time to time reasonably request.

    BOARD OF DIRECTORS. The Merger Agreement provides that effective upon purchase and payment for any tendered Shares by the Purchaser, the Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this paragraph) and (ii) the percentage that the number of Shares owned by the Purchaser (including tendered Shares accepted for payment) bears to the total number of Shares outstanding on a fully diluted basis, and the Company shall take all action necessary to cause the Purchaser's designees to be elected or appointed to the Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of its incumbent directors. Notwithstanding the foregoing, the Company has the right to have at least two of the current members of the Board of Directors remain members of the Board until the Effective Time. Pursuant to the Merger Agreement, the Company is mailing contemporaneously with this Offer to Purchase to its stockholders an Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder regarding the proposed change in the composition of the Company's Board of Directors.

    STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held for the purposes of voting on the approval and adoption of the Merger Agreement and the Merger. The Merger Agreement provides that the Company and Parent will cooperate and use all reasonable efforts to prepare, and the Company and Parent will file with the Commission, as soon as reasonably practical after completion of the Offer, a proxy statement or information statement relating to the Company Stockholder Meeting, if required (the "Proxy Statement"). The Company has agreed, subject to the fiduciary duties of its Board of Directors, to use all reasonable efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby. Parent has agreed to vote and to cause its affiliates (including, without limitation, the Purchaser) to vote all Shares owned by them in favor of adoption of the Merger Agreement.

    INDEMNIFICATION AND INSURANCE. Parent, the Purchaser and the Company have each agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or bylaws or other contracts scheduled in the Merger Agreement shall, to the extent such rights are in accordance with applicable law, survive the Merger and stay in effect in accordance with their respective terms.

    The Merger Agreement also provides that the Surviving Corporation shall, until the third anniversary of the Effective Time, cause to be maintained in effect policies of directors' and officers' liability insurance for director and officers of the Company on terms no less favorable than the existing coverage maintained by the Company as of the date of the Merger Agreement, in each case including for claims arising from facts or events that occurred at or before the consummation of the Offer; provided, however, that the Surviving Corporation shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

    BEST EFFORTS. The Merger Agreement provides that the Company, the Purchaser and Parent will each use all reasonable best efforts to consummate the transactions contemplated by the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations by the Company as to corporate power and authority to execute, deliver and consummate the Merger Agreement, undisclosed liabilities, certain changes or events concerning its businesses, compliance with applicable law, employee benefit plans, litigation, environmental liabilities, intellectual property rights and material contracts.

    CONDITIONS TO THE MERGER. The obligations of each of Parent, the Purchaser and the Company to effect the Merger are subject to the satisfaction of certain conditions, including: (a) the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote or consent in accordance with the charter and bylaws of the Company and with applicable law; (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any U.S. court or U.S. governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger or which imposes any material limitation on the ability of Parent or the Purchaser to exercise rights of ownership of the Shares provided that the parties will use their respective reasonable best efforts to have any such injunction, decree or order lifted; (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and all required filings, consents, approvals, permits and authorizations with or for governmental authorities have been made or obtained (without what the Purchaser deems to be a materially burdensome condition); and
(d) the Purchaser shall have purchased tendered Shares pursuant to the Offer.

    TERMINATION. The Merger Agreement may be terminated: (a) by mutual written consent of Parent, the Purchaser and the Company; (b) by Parent and the Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (c) by Parent and the Purchaser if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Section 14 hereto, the Purchaser shall have
(i) failed to commence the Offer within five days following the initial public announcement of the Offer, (ii) terminated the Offer or (iii) failed to pay for tendered Shares pursuant to the Offer; (d) by the Company if (i) there shall not have been a breach of any material representation, warranty, covenant or agreement on the part of the Company and the Purchaser shall have (A) failed to commence the Offer within five days following the initial public announcement of the Offer, (B) terminated the Offer or (C) by January 31, 1999 (provided, however, that any termination pursuant to this clause C must be made by irrevocable written notice delivered to the Purchaser and Parent by noon, Dallas time, on January 31, 1999), or (ii) prior to the purchase of tendered Shares pursuant to the Offer, a person or group shall have made a bona fide offer that the Board of Directors by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with its financial advisors and based as to legal matters on the written opinion of legal counsel, is obligated by its fiduciary duties under applicable law to terminate the Merger Agreement, provided that such termination under this clause (ii) shall not be effective until payment of the Termination Fee (as defined below); (e) by Parent and the Purchaser prior to the purchase of tendered Shares pursuant to the Offer if (i) there shall have been a breach (not cured or curable within certain time limits) of any representation or warranty on the part of the Company having a Company Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, (ii) there shall have been a breach (not cured or curable within certain time limits) of any covenant or agreement on the part of the Company resulting in a Company Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, (iii) the Company shall engage in negotiations with any entity or group (other than Parent or the Purchaser) that has proposed a Third Party Acquisition (with certain exceptions), (iv) the Company enters into an agreement, letter of intent or arrangement with respect to a Third Party Acquisition, (v) the Board of Directors shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing or (vi) the Minimum Condition shall not have been satisfied by the expiration date of the Offer and (A) on such date an entity or group (other than Parent or the Purchaser) shall have made and not withdrawn a proposal with respect to a Third Party Acquisition or (B) any person or group (including the Company or any of its affiliates other than Parent or the Purchaser) has become the beneficial owner of 19.9% (except in bona fide arbitrage transactions) or more of the Shares; or (f) by the Company if (i) there shall have been a breach (not cured or curable with certain time limits) of any representation or warranty on the part of Parent or the Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or (ii) there shall have been a material breach (not cured or curable with certain time limits) of any covenant or agreement on the part of Parent or the Purchaser and which materially adversely affects (or materially delays) the consummation of the Offer.

    TERMINATION FEE. Pursuant to the Merger Agreement, in the event Parent and the Purchaser terminate the Merger Agreement pursuant to clause (e)(i) through
(v) of the preceding paragraph or the Company terminates the Merger Agreement pursuant to clause (d)(ii) or (d)(i)(C) of the preceding paragraph, then the Company shall pay to Parent, the Purchaser and their affiliates all out-of-pocket fees and expenses actually incurred in connection with the Offer and Merger and the proposed consummation of all the transactions contemplated by the Merger Agreement not in excess of $3,000,000. If, (i) Parent and the Purchaser terminate the Merger Agreement pursuant to clause (e)(i) through (v) of the preceding paragraph or if the Company terminates the Merger Agreement pursuant to (d)(i)(C) of the preceding paragraph and, within four months thereafter the Company enters into an agreement, letter of intent or arrangement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs (or within nine months after such termination if the Third Party Acquisition that occurs or with respect to which an agreement, letter of intent or binding arrangement has been entered into is or is reasonably expected to be a transaction more favorable to the Company's stockholders than the transactions contemplated by the Merger Agreement); or (ii) the Company terminates the Merger Agreement pursuant to clause (d)(ii) of the preceding paragraph, then the Company shall pay to Parent and the Purchaser, within one business day following the execution and delivery of such agreement or letter of intent or entering into such arrangement or such occurrence, as the case may be, or simultaneously with such termination pursuant to clause (d)(ii) of the preceding paragraph, a fee, in cash, of $10,000,000 plus all out-of-pocket fees and expenses incurred by Parent and the Purchaser in connection with the Offer and Merger and the proposed consummation of all the transactions contemplated by the Merger Agreement, not in excess of $3,000,000 (the "Termination Fee").

    "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person or entity other than Parent, the Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by Third Party of more than 19.9% of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by Third Party of 19.9% or more of the outstanding Shares that results in a change of control of the Company; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the acquisition by the Company or any of its subsidiaries of more than 19.9% of the outstanding Shares.

    Pursuant to the Merger Agreement, in the event of the termination and abandonment of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than certain provisions of the Merger Agreement relating to the termination fee, expenses of the parties and confidentiality of information, provided, that any party will not be relieved from liability for any breach of the Merger Agreement.

    COSTS AND EXPENSES. Except as discussed above, the Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such costs and expenses.

    APPRAISAL RIGHTS. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

    If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses the right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    GOING PRIVATE TRANSACTIONS. The Merger will have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

    THE STOCK TENDER AGREEMENT

    The following is a summary of certain provisions of the Stock Tender Agreement, which is filed as an Exhibit to the Tender Offer Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Stock Tender Agreement.

    Pursuant to the Stock Tender Agreement, so long as Parent, the Purchaser or the Company has not terminated the Merger Agreement, the Stock Tender Parties have agreed to validly tender (and not thereafter withdraw) the Shares owned by them pursuant to and in accordance with the terms of the Offer. The Stock Tender Parties collectively own a total of 2,968,350 Shares (not including 324,000 Shares issuable under presently exercisable options), representing approximately 17.4% of the outstanding Shares on a fully diluted basis as of September 30, 1998.

    In connection with the Stock Tender Agreement, the Stock Tender Parties have made certain customary representations, warranties and covenants, including with respect to (i) ownership of the Shares, (ii) the Stock Tender Parties' authority to enter into and perform their respective obligations under the Stock Tender Agreement, (iii) the ability of the Stock Tender Parties to enter into the Stock Tender Agreement without violating other agreements to which they are a party,
(iv) the absence of liens and encumbrances on and in respect of the Stock Tender Parties' Shares and (v) restrictions on the transfer of the Stock Tender Parties' Shares. The obligations of the Stock Tender Parties under the Stock Tender Agreement are several and not joint.

13.  DIVIDENDS AND DISTRIBUTIONS

    If on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Shares issuable upon the exercise of employee stock options outstanding on the date of the Merger Agreement) or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Section 1 and 14, the Purchaser in its sole discretion, subject to the terms of the Merger Agreement, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer.

    If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, cash dividends, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1 and 14, any such dividend, distribution or right to be received by the tendering stockholders will be received and held by the tendering stockholder at the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs and nothing herein shall constitute a waiver by the Purchaser or Parent of any of their rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

14.  CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) relating to the obligation of the Purchaser to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) to pay for tendered Shares, or may terminate or amend the Offer as provided in the Agreement, or may postpone the acceptance for payment of, or payment for, tendered Shares (whether or not any other tendered Shares have been accepted for payment or paid for pursuant to the Offer) if prior to the expiration of the Offer (i) the Minimum Condition has not been satisfied; (ii) the waiting period under the HSR Act has not expired or been terminated with respect to purchase of the tendered Shares; or (iii) if at any time on or after the date of the Merger Agreement, and at any time before the time of acceptance for payment of any such tendered Shares, any of the following occurs:

        (a) any of the representations or warranties of the Company contained in the Merger Agreement is not true and correct at and as of any date prior to the expiration date of the Offer as if made at and as of such time, except for (i) failures (other than the Company's investment in MatriDigm) to be true and correct as are not, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect; or (ii) failures to comply as are capable of being and are cured prior to the earlier of (A) 10 days after written notice from the Purchaser to the Company of such failure or (B) two business days prior to the expiration date of the Offer;

        (b) the Company has failed to comply with any of its obligations under the Merger Agreement, except for (i) failures to so comply as are not, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect; and (ii) failures to comply as are capable of being and are cured prior to the earlier of (A) 10 days after written notice from the Purchaser to the Company of such failure or (B) two business days prior to the expiration date of the Offer;

        (c) the Board of Directors of the Company has withdrawn or modified in any respect adverse to Parent or the Purchaser its recommendation of the Offer or taken any position inconsistent with such, recommendation;

        (d) the Merger Agreement has been terminated in accordance with its terms;

        (e) the Company has reached an agreement with Parent or the Purchaser that the Offer or the Merger be terminated or amended;

        (f) any state, federal, or foreign government or governmental authority has taken any action, or proposed, sought, promulgated, or enacted, or any state, federal, or foreign government or governmental authority or court has entered, enforced, or deemed applicable to the Offer or the Merger, any statute, rule, regulation, judgment, order, or injunction that is reasonably likely to (i) make the acceptance for payment of, the payment for, or the purchase of, some or all of the tendered Shares illegal or otherwise restrict, materially delay, prohibit consummation of, or make materially more costly, the Offer or the Merger, (ii) result in a material delay in or restrict the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the tendered Shares in the Offer or the Merger, (iii) require the divestiture by Parent, the Purchaser, or the Company or any of their respective subsidiaries or affiliates of all or any material portion of the business, assets, or property of any of them or any Shares, or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties, and Shares, (iv) impose material limitations on the ability of Parent or the Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares acquired by either of them on all matters properly presented to the stockholders of the Company or (v) impose any limitations on the ability of Parent, the Purchaser, or any of their respective subsidiaries or affiliates effectively to control in any material respect the business or operations of the Company, Parent, the Purchaser, or any of their respective subsidiaries or affiliates;

        (g) any change (or any condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or franchises results of operations, or prospects of the Company or any of its subsidiaries, that is reasonably expected to result in a Company Material Adverse Effect;

        (h) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market or quotations for shares traded thereon as reported by the Nasdaq or otherwise, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States other than as a participant in police actions sponsored by international organizations, (iv) any limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other financial institutions, (v) after the date of the Merger Agreement, an aggregate decline of at least 25% in the Dow Jones Industrial Average or Standard & Poor's 500 Index or a decline in either such index of 12 1/2% in any 24-hour period, or (vi) in the case of any of the occurrences referred to in clauses (i) through (iv) existing at the time of the commencement of the Offer, in the reasonable judgment of the Purchaser, a material acceleration or worsening thereof;

        (i) any person or group other than Parent or the Purchaser and their affiliates has entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation, or other business combination or acquisition with or involving the Company or any of its subsidiaries; or

        (j) any material approval, permit, authorization, consent, or waiting period of any domestic or foreign, governmental, administrative, or regulatory entity (federal, state, local, provincial or otherwise) has not been obtained or satisfied on terms satisfactory to the Purchaser in its sole discretion;

that, in the good faith judgment of the Purchaser, makes it inadvisable to proceed with the Offer or with such acceptance for payment of, or payment for, tendered Shares or to proceed with the Merger.

    The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS; REGULATORY MATTERS

    Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any governmental entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought. While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken. Because of the failure of such approvals or other actions or because of conditions to be imposed in connection with such approvals or other actions, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover

Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

    Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and the Purchaser's acquisition of tendered Shares pursuant to the Offer and, therefore, Section 203 of DGCL is inapplicable to the Merger.

    Based on information supplied by the Company, the Purchaser does not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the purchase of tendered Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent is in the process of making such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

    The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of tendered Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of tendered Shares pursuant to the Offer or the consummation of the

Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damage remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    "GOING PRIVATE" TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    MARGIN CREDIT REGULATIONS. It is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. See Section 7.

16.  FEES AND EXPENSES

    The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and First City Transfer Company to act as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser and Parent have filed with the Commission the Tender Offer Statement pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such statements and schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          ACS ACQUISITION CORPORATION

                                   SCHEDULE I
          DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 2828 North Haskell, Dallas, Texas 75204. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. Parenthetical years indicate the year the individual was elected or appointed to the position or office or his or her tenure therein. All directors and executive officers listed below are citizens of the United States.

                                                POSITION WITH PARENT; PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                            5-YEAR EMPLOYMENT HISTORY; OUTSIDE DIRECTORSHIPS
--------------------------------------  --------------------------------------------------------------------------
Darwin Deason.........................  Mr. Deason, age 58, has served as Chairman of the Board and Chief
                                        Executive Officer of Parent since its formation in 1988. Prior to the formation of Parent, Mr. Deason spent 20 years with MTech Corp. ("MTech"), a data processing subsidiary of MCorp, a bank holding corporation based in
                                        Dallas, Texas ("MCorp"), serving as MTech's Chief Executive Officer and
                                        Chairman of the Board from 1978 until April 1988, and served on the board of various subsidiaries of MTech and MCorp. Prior to that, Mr. Deason was employed in the data processing department of Gulf Oil in Tulsa, Oklahoma.
                                        Mr. Deason has over 30 years of experience in the information technology industry. Mr. Deason is also a director of Precept Business Services,
                                        Inc., an affiliate of Parent and a publicly traded company, where he is
                                        Chairman of the Executive Committee of the Board and has voting control.

Jeffrey A. Rich.......................  Mr. Rich, age 38, has served as President and Chief Operating Officer of
                                        Parent since April 1995 and as a director since August 1991. Mr. Rich joined Parent in 1989 as Senior Vice President and Chief Financial Officer
                                        and was named Executive Vice President in 1991. Mr. Rich is also the
                                        President and a director of the Purchaser. Prior to joining Parent, Mr.
                                        Rich served as a Vice President of Citibank N.A. from March 1986 through
                                        June 1989, and also served as an Assistant Vice President of InterFirst
                                        Bank Dallas, N.A. from 1982 until March 1986.

Mark A. King..........................  Mr. King, age 41, has served as Executive Vice President and Chief
                                        Financial Officer since May 1995 and as a director since May 1996. Mr.
                                        King joined Parent in November 1988 as Chief Financial Officer of various
                                        Parent subsidiaries. Mr. King also serves as Vice President of Purchaser.
                                        Prior to joining Parent, Mr. King was Vice President and Assistant
                                        Controller of MTech. Mr. King has over 19 years of finance and accounting experience, including over 10 years of experience with the data processing industry.

                                                POSITION WITH PARENT; PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                            5-YEAR EMPLOYMENT HISTORY; OUTSIDE DIRECTORSHIPS
--------------------------------------  --------------------------------------------------------------------------
David W. Black........................  Mr. Black, age 36, has served as Executive Vice President, Secretary and
                                        General Counsel and as a director of Parent since May 1995. Mr. Black joined Parent in February 1995 as Associate General Counsel. Mr. Black is
                                        also the Secretary and a director of the Purchaser. Prior to joining
                                        Parent, Mr. Black was an attorney engaged in private practice in Dallas from 1986 through January 1995.

Henry G. Hortenstine..................  Mr. Hortenstine, age 54, has served as Executive Vice President of Parent since March 1995, as Group President of ACS Technology Solutions Group
                                        since April 1998 and as a director since September 1996. Mr. Hortenstine is also a director of the Purchaser. Prior to that time, he served as
                                        Senior Vice President--Business Development from July 1993 to March 1995.
                                        Mr. Hortenstine was engaged by Parent as a consultant providing various business and corporate development services from 1990 to July 1993. Prior to that, he was Senior Executive Vice President of Lomas Mortgage USA, a
                                        subsidiary of Lomas Financial Corporation, from 1987 to 1989.

Peter A. Bracken......................  Mr. Bracken, age 57, joined Computer Data Solutions, Inc. (now known as
                                        ACS Government Solutions, Inc. ("Government Solutions")), a subsidiary of
                                        Parent, in May 1996 as Chief Executive Officer and President and has
                                        served as Group President of Government Solutions since April 1998. From
                                        1986 to 1996, Mr. Bracken was employed by Martin Marietta Corporation (now
                                        Lockheed Martin Corporation), most recently as President of the
                                        Information Sciences Group. Before joining Martin Marietta in 1986, Mr.
                                        Bracken served as Director of Mission Operation and Data Systems for
                                        NASA's Goddard Space Flight Center. At the time of the acquisition by
                                        Parent of Government Solutions by a merger in December 1997 ("Government
                                        Solutions Merger"), Mr. Bracken became an Executive Vice President and director of Parent.

Joseph P. O'Neill.....................  Mr. O'Neill, age 51, has served as a director of Parent since November
                                        1994 and also serves as a consultant to Parent. Mr. O'Neill has served as
                                        President and Chief Executive Officer of Public Strategies Washington,
                                        Inc., a public affairs and consulting firm, since March 1991, and from
                                        1985 through February 1991, served as President of the National Retail
                                        Federation, a national association representing United States retailers.
                                        Mr. O'Neill also is a director of Careerstaff, Inc.

Frank A. Rossi........................  Mr. Rossi, age 61, has served as a director of Parent since November 1994 and also serves as a consultant to Parent. Mr. Rossi has served as
                                        Chairman of FAR Holdings Parent, L.L.C., a private investment firm, since
                                        February 1994, and before that was employed by Arthur Andersen & Co. for over 35 years. Mr. Rossi served in a variety of capacities for Arthur
                                        Andersen since 1959, including Managing Partner/Chief Operating Officer and as a member of the firm's Board of Partners and Executive Committee.

                                                POSITION WITH PARENT; PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                            5-YEAR EMPLOYMENT HISTORY; OUTSIDE DIRECTORSHIPS
--------------------------------------  --------------------------------------------------------------------------
Clifford M. Kendall...................  Mr. Kendall, age 67, had been with Government Solutions since the founding of its predecessor in 1968 until the Government Solutions Merger and is currently Chairman of Government Solutions' Advisory Board of Directors.
                                        At the time of the Government Solutions Merger in December 1997, Mr.
                                        Kendall became an director of Parent. From 1970 to 1988, Mr. Kendall served as Chairman of the Board, President and Chief Executive Officer of
                                        Government Solutions. He served as Government Solutions' Chairman and
                                        Chief Executive Officer from 1988 to 1991 and as Chairman from 1991 until the Government Solutions Merger in 1997. Mr. Kendall also currently serves as the Chairman of the Board of Objective Communications, Inc.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is 2828 North Haskell, Dallas, Texas 75204. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. All such directors and executive officers listed below are citizens of the United States.

                                             POSITION WITH THE PURCHASER; PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                            5-YEAR EMPLOYMENT HISTORY; OUTSIDE DIRECTORSHIPS
--------------------------------------  --------------------------------------------------------------------------
Jeffrey A. Rich.......................  See above.
David W. Black........................  See above.
Henry G. Hortenstine..................  See above.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:
                          FIRST CITY TRANSFER COMPANY

         BY HAND/OVERNIGHT COURIER:                              BY MAIL:
          First City Trust Company                       First City Trust Company
             505 Thornall Street                               P. O. Box 170
                  Suite 303                            Iselin, New Jersey 08830-0170
          Edison, New Jersey 08837

                                  BY FACSIMILE

                                 (732) 906-9269

                                FOR INFORMATION:
                          Call collect (732) 906-9227

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550

                   ALL OTHERS CALL TOLL FREE: (800) 848-3051